Exhibit 4.2

AMENDMENT TO THE Z TRIM HOLDINGS, INC. $1.50 WARRANTS
TO PURCHASE COMMON STOCK

This amendment (the “Amendment”) hereby amends all outstanding warrants convertible into shares of common stock, $.00005 par value (the “Common Stock”), of Z Trim Holdings, Inc., an Illinois corporation (the “Company”), at an exercise price of $1.50 per share (as amended to date, the “$1.50 Warrants”) that are held by the undersigned as a warrant holder.

This Amendment is being entered into for the purpose of waiving the anti-dilution provisions that could be triggered if the Company issues shares of Common Stock below $1.50 per share or certain rights with an exercise price below $1.50 per share (the “anti-dilution protection provisions”) and amending the $1.50 Warrant agreements to remove the non-cash derivative liability the Company incurs as a result of the anti-dilution protection provisions.  In particular, this Amendment will: (i) temporarily waive the anti-dilution protection provisions for purposes of permitting the Cashless Exercise (as defined below), (ii) temporarily waive the anti-dilution protection provisions for purposes of permitting one or more potential capital-raising activities by the Company, which could include, but may not be limited to, the sale or issuance of Common Stock or rights convertible into or exchangeable for Common Stock  (the “Capital-Raising Activities”) that are completed on or before December 31, 2013, and (iii) permanently amend Sections 6(e) and (f) of the warrant agreements.

However, the Company has decided to raise capital at a price point of $1.25 per share of common stock. This Amendment shall not apply to this $1.25 capital raise, and therefore the anti-dilution provisions of the $1.50 Warrant will be triggered, and as a result the warrant holder will be entitled to a new warrant at the $1.25 exercise price, and for every 5 warrants owned, the warrant holder will be entitled to one additional warrant.

Contemporaneous with seeking this Amendment, the Company is allowing the cashless exercise of $1.50 Warrants for those warrant holders who agree to exercise their $1.50 Warrants on or before August 31, 2013 (the “Cashless Exercise”).  Under the terms of the Cashless Exercise, for every ten (10) $1.50 Warrants that are exercised, the warrant holder will receive four and a half (4.5) shares of Common Stock without having to pay cash for such shares.

Furthermore, the Company is contemplating  one or more Capital-Raising Activities.

In addition, the Company would like to remove the non-cash derivative liability the Company incurs as a result of such provision and, therefore, the Amendment would permanently amend Sections 6(e) and (f) of the $1.50 Warrant agreements in order to remove the non-cash derivative liability the Company incurs as a result of the anti-dilution protection provisions.  Now, therefore, the Parties hereby amend the $1.50 Warrants as follows:

1. Notwithstanding any other provision of the $1.50 Warrants, the Parties agree to waive any and all anti-dilution protection provisions that may otherwise exist and allow for the cashless exercise of such $1.50 Warrants pursuant to the Cashless Exercise.

2. Notwithstanding any other provision of the $1.50 Warrants, the Parties agree to amend Section 6(e) and (f) to state:

Computation of Adjusted Exercise Price.  Subject to Section 6(h) hereof, in case the Company shall at any time after the date hereof issue any shares of Stock, or issue any options, rights or warrants to subscribe for shares of Stock, or any securities convertible into or exchangeable for shares of Stock (collectively the "Rights"), for a consideration per share less than the then current market price, or without consideration, the Exercise Price in effect immediately prior to the issuance of such Rights, shall be reduced to incorporate the dilutive effect of such Rights that entitle the holders thereof to receive a share of Stock. If the Rights are subsequently modified, cancelled or expire without exercise, any adjustment previously made to the Exercise Price shall be readjusted to reflect such modification, cancellation and or expiration.

3. Notwithstanding any other provision of the $1.50 Warrants, the Parties agree to waive any and all anti-dilution protection provisions that may otherwise exist in order to allow the Company to complete one or more Capital-Raising Activities on or before December 31, 2013, except for the $1.25 capital raise as described above.

Warrant Holder:

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Signed                                                                                     Date

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Printed

Company:

Z TRIM HOLDINGS, INC.

By:  _______________________________                                                                                     ______________________

Title:  _____________________________                                                                                     Date